EXHIBIT 10(gg)
2015 LONG-TERM INCENTIVE PLAN
TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT

TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of the [ ] day of [ ] (the “Grant Date”) between Campbell Soup Company (the “Company”) and [ ] (the “Participant”), an employee of the Company.

WHEREAS, the Company desires to award the Participant restricted stock units, which each represent a right to receive one share of Capital Stock of the Company (the “Restricted Stock Units”) as hereinafter provided, under the Campbell Soup Company 2015 Long-Term Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of valuable considerations the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Award of Restricted Stock Units. The Company hereby confirms the award to the Participant on the Grant Date by the Compensation and Organization Committee of the Board of Directors (the “Committee”) of [ ] Restricted Stock Units. The Restricted Stock Units are in all respects limited and conditioned as hereinafter provided, and are subject in all respects to the Plan’s terms and conditions, as amended.

2.    Restriction Period; Payment. Subject to the terms of this Agreement and the Plan and provided that the Participant remains continuously employed throughout the vesting periods set forth below, one-third (1/3) of the Restricted Stock Units shall vest upon each of the first three (3) anniversaries of the Grant Date (each a “Vesting Date”), as set forth below:

Restriction Period	Vesting Dates	Number of Restricted Stock Units
1	[ ]	1/3
2	[ ]	1/3
3	[ ]	1/3

Except as otherwise provided below, the Company shall deliver to the Participant one share of the Company’s Capital Stock for a vested Restricted Stock Unit during the month following each applicable Vesting Date. In lieu of issuing fractional shares of the Company’s Capital Stock, the Company shall round down the shares to the nearest whole share and pay any fractional share in cash. Unless terminated earlier under Section 5 below, a Participant’s rights under this Agreement shall terminate with respect to each Restricted Stock Unit at the time such Restricted Stock Unit is converted into the Company’s Capital Stock.

Notwithstanding anything in this Section 2 to the contrary, in the case of a Key Employee (defined below) who is Retirement Eligible at any time prior to the third anniversary of the Grant Date, a distribution upon the Key Employee’s termination of employment shall be made on the date that is six (6) months after the date on which the Key Employee separates from service or, if earlier, the date of death. A “Key Employee” means an employee who, as of his termination of employment from the Company or its affiliates or subsidiaries, is treated as a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., a key employee as defined in Code Section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in accordance with Code Section 409A.

3.    Dividend Equivalent Payment. After a Vesting Date, Participant shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on the Company’s Capital Stock underlying the Restricted

Stock Units to the extent the Company’s Board of Directors had approved and declared a dividend on its Capital Stock. Such dividend equivalent amount shall be paid during the month following that Vesting Date. Subject to Section 5 below, the dividend equivalent payment shall be forfeited for any Restricted Stock Units terminated under Section 5 if the Participant is no longer employed by the Company or its subsidiaries and an exception does not apply.

4.    Incorporation of Plan. All terms, definitions, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts this award subject to all terms and provisions of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations will be final, conclusive and binding upon the Participant. Except as otherwise provided, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5.    Early Termination of Restricted Stock Unit; Termination of Employment. The Restricted Stock Units shall terminate and become null and void if and when the Participant ceases for any reason to be an employee of the Company or its subsidiaries, including but not limited to termination for Cause, voluntary resignation or retirement, except as provided in below:

(a)	Retirement Eligible upon Total Disability or Death.

(i)
If the Participant’s employment is terminated at least six (6) months following the Grant Date as a result of Total Disability, or death (provided the Participant is Retirement Eligible at the time of any such termination), the Participant shall be treated as continuously employed through the Vesting Dates, and the Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit vested on that date in accordance with Section 2.

(ii)	For purposes of this Agreement, the following terms shall have the meanings set forth below:

A.
“Retirement” or “Retirement Eligible” means the Participant terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

B.
“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which the Participant is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

(b)
Not Retirement Eligible upon Total Disability or Death; Involuntary Termination. If the Participant’s employment is terminated at least six (6) months following the Grant Date: (i) as the result of the Participant’s Total Disability or death and the Participant is not Retirement Eligible; or (ii) by the Company for reasons other than Cause, the Participant shall vest on the Vesting Date in a prorated portion of his or her Restricted Stock Units under this Agreement according to the following formula:

Restriction Period
1	2	3
Number of months worked from Grant Date to termination date divided by 12; multiplied by number of Restricted Stock Units originally scheduled to vest on the first Vesting Date shall vest on the first Vesting Date.

Number of months worked from Grant Date to termination date divided by 24; multiplied by number of Restricted Stock Units originally scheduled to vest on the second Vesting Date shall vest on the second Vesting Date.

Number of months worked from Grant Date to termination date divided by 36; multiplied by number of Restricted Stock Units originally scheduled to vest on the third Vesting Date shall vest on the third Vesting Date.

The Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit that vests on a Vesting Date in accordance with Section 2.

(c)
Any Termination Prior to Six-Month Anniversary of Grant Date. If a Participant retires, resigns or is terminated for any reason before six (6) months have elapsed from the Grant Date, the Restricted Stock Unit award shall be cancelled by the Company and the Participant shall forfeit the entire award.

For purposes of this Agreement, the terms “termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Code Section 409A with the Company and/or any of its subsidiaries or affiliates, which includes circumstances in which the Participant is reasonably anticipated not to perform further services with the Company or its affiliates or subsidiaries.

6.    Withholding of Taxes. As a condition of making any payments or issuing any shares upon vesting of the Restricted Stock Units, the Participant or other person entitled to such shares or other payment shall pay any sums required to be withheld by federal, state, local, or other applicable tax law with respect to such vesting or payment. In accordance with any procedures established by the Committee, the Participant may satisfy any required withholding payments in cash or shares (including the surrender of shares held by the Participant or those that would otherwise be issued in settlement of the award). The value of any shares surrendered or withheld shall equal the closing price on the NYSE composite tape on the tax date.

7.    Non-Transferability of Restricted Stock Units. Participant’s right in the Restricted Stock Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. Restricted Stock Units shall not be subject to execution, attachment or other process.

8.    Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

9.    Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Participant to the assessment of additional taxes or interest under Code section 409A to the extent such Participant or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

10.    Entire Agreement. The terms of the Plan and this Agreement when signed by Participant will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

11.    Governing Law. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive, and the Participant has hereunto set his or her hand and seal, all as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:    _______________________
Robert J. Centonze
Vice President, Total Rewards

________________________________
Participant